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EXHIBIT 99.1


     Gemstar to Delay Earnings Release and Filing of Form 10-Q; Restate 2001 Financial Results to Reverse $20 million in Revenues with No Impact on Net
                                    Earnings

PASADENA, California, August 14, 2002 - Gemstar-TV Guide International, Inc. (Nasdaq: GMST) ("Gemstar-TV Guide" or the "Company") today announced that, based on a review conducted by the audit committee of its board of directors, the Company will delay the release of its second quarter 2002 earnings and the filing of its Form 10-Q with the SEC. While the Company is continuing to evaluate the impact of the recent ITC decision on the Company's financial results, it has concluded that the collection of its receivable from Scientific-Atlanta is no longer reasonably assured and will record a full reserve. The Company has also determined that the carrying value of capitalized patent litigation costs associated with the ITC decision should be expensed. The Company intends to release its earnings and file its Form 10-Q as soon as practicable.

In addition, based on the audit committee's recommendation and supported by an opinion of an independent accounting firm engaged by legal counsel to the audit committee, the Company announced that it intends to restate its financial statements for the year ended December 31, 2001 to reverse the recognition of approximately $20 million of revenue from its TV Guide subsidiary. This restatement will have no impact on 2001 net loss or cash flow, and will not have any impact on 2002 financial results. The restatement will have the effect of reducing EBITDA (operating income before stock compensation expense, depreciation and amortization, impairment of goodwill and nonrecurring expenses) in the Interactive Platform sector for 2001 by approximately $20 million. The Company has provided to KPMG, the Company's independent accounting firm, the same information on which the Company based its decision to restate. KPMG has informed the Company that it does not believe that it has been provided information sufficient to support a change in the accounting treatment with respect to the $20 million of revenue referred to above.

The audit committee is also reviewing the Company's revenue recognition practices for certain other transactions. As part of its review, the audit committee is examining the allocation of advertising revenue between the Company's Interactive Platform Sector and its Media and Services Sector. The Company often sells advertising on its interactive platforms packaged together with advertising on its other media properties. The audit committee is reviewing whether, following each of these sales, revenue was allocated to the appropriate sector. The impact of this review, if any, is not expected to affect the Company's consolidated financial results in any period. It may, however, have an impact on the split of revenue and EBITDA in the Company's sector results for past periods.

The Company has been in contact with the staff of the SEC regarding the audit committee's review and intends to keep the SEC apprised of its progress.

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Proposal to Restructure Gemstar Management

Unrelated to the restatement, The News Corporation Limited (News Corp.) and Dr. Henry Yuen and Elsie Leung have submitted a joint proposal to the Company's board of directors to restructure Gemstar management. The proposal includes a settlement of the disputes among the parties. Dr. Yuen and Ms. Leung and representatives of News Corp. have recently held discussions concerning these conflicts, and the proposed plan to restructure Gemstar management arose out of these discussions.

The board of directors has formed a committee of independent directors to consider the proposal and to make a recommendation to the board concerning the proposal. The special committee, with the assistance of its independent legal advisors, is currently evaluating the proposal. Following the recommendations of the special committee to the board, the board of directors will evaluate the proposal and may approve or reject the proposal. At this time the Company cannot predict when the committee will complete its review, what the committee will recommend or whether the committee's recommendation will be approved by the board of directors.

Stockholders Meeting

The Company also announced that it has rescheduled its Annual Meeting of Stockholders. The meeting will be held at 2:00 p.m., November 19, 2002. As previously announced, the meeting will be held at the Doubletree Hotel in Pasadena, California.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including the risks associated with the fact that the audit committee and the Company have not completed their review of the Company's revenue recognition policies and the other risks detailed from time to time in the Company's SEC reports, including the most recent reports on Form 10-K, 8-K, and 10-Q, each as it may be amended from time to time. The forward-looking statements included in this release are made only as of the date of this release and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Contact: Lauren Snyder (212) 852-7585

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